Exhibit 10.1

RETIREMENT AGREEMENT

This RETIREMENT AGREEMENT (“Agreement”) is made and entered into by and between SEMCO ENERGY, INC. (the “Company”) and JOHN M. ALBERTINE (the “Chairman”), to become effective upon the execution and approval thereof.

WHEREAS, the Chairman desires to retire as Chairman and a member of the Company’s Board of Directors, effective as of date upon which this Agreement is approved by the Board of Directors (the “Retirement Date”); and

WHEREAS, in light of Chairman’s retirement and in appreciation of the significant contributions that the Chairman has made to the Company, the Company and the Chairman desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.     Retirement. Chairman shall retire as Chairman and a member of the Board of Directors effective as of the Retirement Date.

2.     Retainer. As soon as practicable following the later of the Retirement Date and the effective date of this Agreement, the Company shall pay to the Chairman a lump sum payment in the amount of Eight Thousand, Seven Hundred and Fifty Dollars ($8,750). This payment represents a portion of the cash retainer that the Chairman would have otherwise received had he remained a member of the Company’s Board of Directors for the remainder of his term.

3.     Restricted Stock.

(a)     Pursuant to the terms of (i) the SEMCO Energy, Inc. 2004 Stock Award and Incentive Plan (the “Incentive Plan”), (ii) the Restricted Stock Grant Agreement for Chairman entered into by and between the Company and the Chairman on June 28, 2005 (the “2005 Chairman Grant Agreement”), and (iii) the Restricted Stock Grant Agreement for Chairman entered into by and between the Company and the Chairman on May 22, 2006 (the “2006 Chairman Grant Agreement”), the Company acknowledges and agrees that the Five Thousand, Two Hundred and Fifty (5,250) shares of Restricted Stock that were granted pursuant to the 2005 Chairman Grant Agreement and the Five Thousand (5,000) shares of Restricted Stock that were granted pursuant to the 2006 Chairman Grant Agreement shall become one hundred percent (100%) vested upon the Chairman’s retirement on the Retirement Date.

(b)     In light of Chairman’s retirement, pursuant to Section 4(d) of the Incentive Plan, the Company deems Seven Thousand (7,000) shares of Restricted Stock that were granted pursuant to the Restricted Stock Grant Agreement for Directors dated June 28, 2005, by and between the Company and the Chairman one hundred percent (100%) vested effective upon the Chairman’s retirement on the Retirement Date.

4.     Release. The Chairman does hereby remise, release and forever discharge the Company and its officers, directors, employees, agents, shareholders, parent corporation, subsidiaries, and affiliates, and their respective predecessors, successors, assigns, heirs, executors and administrators (collectively, “Releasees”), of and from all manner of actions and causes of action, suits, debts, claims and demands whatsoever at law or in equity, known or unknown, actual or contingent, including, but not limited to, any claims which have been asserted, or could be asserted now or in the future, against any Releasees arising under any and all federal, state or local laws and any common law claims, and including, but not limited to:

(a)    Employee Retirement Income Security Act;

(b)    claims for violations of any other federal or state statute or regulation or local ordinance;

(c)    claims for lost or unpaid compensation or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, fraud, misrepresentation, conversion, tortious interference, breach of contract, or breach of fiduciary duty; and

(d)    any other claims under state law arising in tort or contract.

5.     No Assignment of Claim. The Chairman represents that he has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any party prior to the date of this Agreement.

6.     Non-Disclosure of Confidential Information.

(a)     Chairman acknowledges and agrees that the information, observations and data obtained by him during the course of his service as a director of the Company is the property of the Company. Therefore, Chairman for a period of three (3) years after the Retirement Date, (a) shall hold in a fiduciary capacity and in strict confidence for the benefit of the Company, its subsidiaries and affiliates all Confidential Information (as defined below), and (b) without the prior written consent of the Board or except to the extent required by law (and upon prompt written notice of such requirement to the Company), shall not directly or indirectly, divulge, furnish, disclose, use for his own purposes or make accessible to any others for any purpose any Confidential Information. Chairman acknowledges and agrees that the disclosure of any Confidential Information will be damaging or harmful to the business activities of the Company, its subsidiaries and affiliates, and that such disclosure can direct or divert corporate opportunities, product sales and/or profits away from the Company, its subsidiaries or affiliates. In the event Chairman shall be required by law to make any disclosure as set forth above, Chairman shall promptly notify the Company and any subsidiary or affiliate which may reasonably be affected by such disclosure and shall cooperate with the Company, such subsidiary and such affiliate to preserve in full the confidentiality of all Confidential Information of the Company, such subsidiary or such affiliate. Confidential Information shall be considered confidential or proprietary unless and to the extent that such Confidential Information becomes generally known to and available for use by the public other than as a result of any act or omission to act by Chairman. Chairman will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)     Not withstanding the foregoing, the Chairman further understands and agrees that the federal and state securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(c)     As used in this Agreement, the term “Confidential Information” means information that is used, developed or obtained by the Company or any of its subsidiaries and affiliates in connection with the Company’s or such subsidiary’s or affiliate’s business, including but not limited to (i) business plans, strategies and opportunities, (ii) products or services, (iii) fees, costs, pricing structures and budgets, (iv) research and development, (v) accounting and business methods, (vi) all technology and trade secrets, (vi) intellectual property, unique business information or confidential or proprietary information, and (vii) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date Chairman proposes to disclose or use such information. Information will not be deemed to have been published merely because the existence of such information has been disclosed or individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

7.     Publicity; No Disparaging Statement. In accordance with normal ethical and professional standards and except with respect to such matters described in 18 U.S.C. Section 1514A, the Chairman shall refrain from taking action or making statements, written or oral, which disparage or defame the goodwill or reputation of the Company, its directors, officers, or which could adversely affect the morale of its employees. In addition, in accordance with normal ethical and professional standards, the Company shall refrain from taking action or making statements, written or oral, which disparage or defame the goodwill or reputation of the Chairman.

8.     Return of Company Property. Upon the Retirement Date, the Chairman agrees to return to the Company all property of the Company, including but not limited to data, lists, information, memoranda, documents, identification cards, parking cards, keys, computers, fax machines, beepers, phones, files and any and all written or descriptive materials of any kind belonging or relating to the Company, including, without limitation, any originals, copies and abstracts containing any Confidential Information in the Chairman’s possession or control.

9.     Entire Agreement. This Agreement shall constitute the full and complete agreement between the parties concerning its subject matter and fully supersedes any and all other prior agreements or understandings between the parties concerning the subject matter hereof. This Agreement shall not be modified or amended except by a written instrument signed by both the Chairman and an authorized representative of the Company.

10.     Remedies. The Chairman and the Company acknowledge and agree that any violation of Section 6 and/or Section 7 of this Agreement would result in irreparable injury for which monetary damages would be an inadequate remedy. Therefore, the Chairman and the Company shall each be entitled as a matter of right to seek an injunction to prevent a breach of the covenants and obligations set forth in Section 6 and Section 7 of this Agreement and such right shall be cumulative and in addition to any other remedies which may be available.

11.     Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Michigan (without giving effect to principles of conflicts of law), to the extent such laws are not otherwise superseded by the laws of the United States.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of this 9th day of October, 2006.

The Company: SEMCO ENERGY, INC.

October 9, 2006	By:	/s/ Michael V. Palmeri

Date
	Its:	Senior Vice President and Chief Financial Officer

The Chairman: JOHN M. ALBERTINE

October 9, 2006	/s/ John M. Albertine

Date